Exhibit (n)(1)

[LETTERHEAD OF EVERSHEDS SUTHERLAND (US) LLP]

October 29, 2021
VIA EDGAR

Priority Income Fund, Inc.

Re:	Priority Income Fund, Inc. (the “Company”) SEC File Nos. 333-235356 and 811-2272 Post-Effective Amendment No. 3
To the Board of Directors:
We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of Post-Effective Amendment No. 3 to the Company’s Registration Statement on Form N-2 with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Sincerely,

/s/ Cynthia R. Beyea

Cynthia R. Beyea